Exhibit 1.01
Conflict Minerals Report
For the Year Ended December 31, 2025
This is the Conflict Minerals Report (this “Report”) of Powell Industries, Inc. (referred to herein as “Powell”, the “Company”, “we”, “us” or “our”) for calendar year 2025 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Please refer to Section 13(p) of the Exchange Act and the general instructions to the Specialized Disclosure Report on Form SD for definitions of certain terms used in this Report, unless otherwise defined herein.
This Report for the year ended December 31, 2025 is presented to comply with Rule 13p-1 under the Exchange Act (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (SEC) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold. For the purposes of this Report, tin, tantalum, tungsten and gold shall be collectively referred to as the 3TGs. These requirements apply to registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict.
Company Overview
Powell Industries, Inc. (we, us, our, Powell or the Company) is a Delaware corporation founded by William E. Powell in 1947. Our major subsidiaries, all of which are wholly owned, include Powell Electrical Systems, Inc.; Powell Canada, Inc.; Powell (UK) Limited; and Powell Industries International Limited. Our website is powellind.com. We make available, free of charge on or through our website, copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as is reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (SEC). Additionally, all of our reports filed with the SEC are available via their website at sec.gov. We have also posted on our company website Powell’s Conflict Minerals policy statement at powellind.com under the section entitled "Suppliers" and named as "Conflict Minerals Policy Statement." Unless otherwise expressly stated herein, no documents, third-party materials or references to websites (including Powell's) are incorporated by reference in, or to be considered to be a part of, this Report.
We develop, design, manufacture and service custom-engineered equipment and systems that (1) distribute, control and monitor the flow of electrical energy and (2) provide protection to motors, transformers and other electrically powered equipment. Our principal products include integrated power control room substations (PCRs®), custom-engineered modules, electrical houses (E-Houses), traditional and arc-resistant distribution switchgear and control gear, medium-voltage circuit breakers, monitoring and control communications systems, motor control centers, switches and bus duct systems. These products are designed for application voltages ranging from 480 volts to 38,000 volts.
Our product scope includes designs tested to meet both United States (U.S.) and international standards, under both the American National Standards Institute (ANSI) and International Electrotechnical Commission (IEC). We also provide spare parts, retrofit and retrofill components for existing systems, and replacement circuit breakers for obsolete switchgear no longer produced by the original manufacturer. Our principal services include field service inspection, installation, commissioning, modification and repair services. Products and services are principally sold directly to the end user or to an engineering, procurement and construction (EPC) firm on behalf of the end user.

Each project is specifically engineered and manufactured to meet the specifications and requirements of the individual customer. We market and sell our products and services, which are typically awarded in competitive bid situations, to a wide variety of customers and governmental agencies spanning diverse markets and geographic regions. Occasionally, our contracts may operate under a consortium or teaming arrangement. Typically, we enter into these arrangements with reputable companies with whom we have previously conducted business. These arrangements are generally made to leverage competitive positioning, or where scale or size dictates the use of such arrangement. We seek to establish long-term relationships with the end users of our systems as well as EPC firms contracted by those end users. We believe that fostering a culture of safety and focusing on customer satisfaction, along with our strong balance sheet, allows us to capitalize on opportunities in the industries we serve.

Product Description

Our broad and complex product range may contain conflict minerals within the following components:

•	Tantalum, used in capacitors,
•	Tin, used in soldered components,
•	Tungsten, used in coatings, alloys, heating elements and electrodes,
•	Gold, used in circuit boards, electrodes and electronic components.
Therefore, Powell conducted a reasonable country of origin inquiry in good faith to determine whether any of the 3TGs in its products originated from Conflict-Affected and High -Risk Areas.
Description of Reasonable Country of Origin Inquiry (RCOI)
To determine whether necessary 3TGs in products originated in Conflict-Affected and High-Risk Areas, Powell retained Assent Inc. (“Assent”), a third-party service provider, to assist us in reviewing the supply chain and identifying risks. We identified the scope of our inquiry by first completing a supplier list extraction from our preferred vendor list. This list was then filtered to remove service providers, indirect materials suppliers and inactive suppliers (minimum of one year since last purchase) so that all suppliers surveyed provided items to Powell that were used in final products in the year 2025. Once the in-scope assessment was completed, the list was updated with current contact information. This target list, comprised of 579 suppliers, was then provided to Assent for upload to their Assent Sustainability Manager software system (the “Assent Sustainability Manager”).
To trace materials, and demonstrate transparency procured by the supply chain, Powell utilized the Conflict Minerals Reporting Template (CMRT) Version 6.4 or higher to conduct a survey of all in-scope suppliers.
During the supplier survey, the Company contacted suppliers via the Assent Compliance Manager, a software-as-a-service (SaaS) platform provided by Assent that enables users to complete and track supplier communications, and allows suppliers to upload completed CMRTs directly to the platform for validation, assessment and management. The Assent Compliance Manager also provides functionality that meets the OECD Guidance process expectations by evaluating the quality of each supplier response and assigning a health score based on the supplier’s declaration of process engagement. Additionally, the metrics provided in this report, as well as the step-by-step process for supplier engagement and upstream due diligence investigations, are managed through this platform.

Via the Assent Compliance Manager and Assent team, Powell requested that all suppliers complete a CMRT. Training and education to guide suppliers on best practices and the use of this template was included. Assent monitored and tracked all communications in the Assent Compliance Manager for future reporting and transparency. Powell directly contacted suppliers that were unresponsive to Assent’s communications during the diligence process and requested these suppliers complete the CMRT and submit it to Assent.
The Company’s program continues to include automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. This data validation is based on questions within the declaration tab of the CMRT, which helps identify areas that require further classification or risk assessment, as well as understand the due diligence efforts of Tier 1 suppliers. The results of this data validation contribute to the program’s health assessment and are shared with the suppliers to ensure they understand areas that require clarification or improvement.
All submitted declaration forms are accepted so that data is retained, but they are classified as valid or invalid based on a set criteria of validation errors (see Appendix III for CMRT validation criteria). Suppliers are contacted regarding invalid forms and are encouraged to correct validated errors to resubmit a valid form. Suppliers are provided with guidance on how to correct these validation errors in the form of feedback to their CMRT submission, training courses, and direct engagement help through Assent’s multilingual Supplier Experience team. Since some suppliers may remain unresponsive to feedback, Powell tracks program gaps to account for future improvement opportunities.
As of May 5, 2026, there were 579 suppliers in-scope of the conflict minerals program and 416 provided a completed CMRT. Powell’s total response rate for this reporting year was 72%. These metrics are summarized in the table below in order to assess progress over time:

Year	Suppliers in Scope	% Responded
RY 2022	566	64%
RY 2023	718	65%
RY 2024	648	70%
RY 2025	579	72%

The below metrics provide a summary of the data collected, number of suppliers in scope and responses.

The below summarizes the status of the smelters or refiners, the level of risk and top source countries.

Design of Due Diligence
Powell’s due diligence measures have been designed to conform, in all material respects, with the framework in the Organization for Economic Co-operation and Development (“OECD”) Guidance and related supplements. The program aligns with the five steps for due diligence that are described by the OECD Guidance and Powell continues to evaluate market expectations for data collection and reporting to achieve continuous improvement opportunities.
Due diligence requires Powell’s necessary reliance on data provided by direct suppliers and third-party audit programs. There is a risk of incomplete or inaccurate data. However, through active risk identification, and risk assessment, as well as continued outreach and process validation, risk gaps can be mitigated. This aligns with industry standards and market expectations for downstream companies’ due diligence.
Due Diligence Performed

A.	Establish Strong Powell Management Systems
In accordance with our due diligence framework and compliance efforts:

•
We have communicated to our in-scope suppliers our efforts to comply with Section 1502 of the Dodd-Frank Act pursuant to a compliance statement, supplier code of conduct and other communications (together, the “Compliance Statement”). We requested that our in-scope suppliers provide a comprehensive conflict minerals declaration for all conflict minerals in the form of the CMRT version 6.4 or higher. We provide our Compliance Statement to all new suppliers and for existing suppliers, communicate the Compliance Statement as part of the business review process.

•	We implemented internal compliance efforts, including internal reporting requirements, to support our supply chain due diligence process.
•
We implemented a risk mitigation response plan to address business relationships with suppliers that are DRC conflict undeterminable (as defined in Item 1.01(d)(5) of Form SD). Our program includes continuous monitoring to adjust our strategies as sourcing data improves and new information is received.

Powell has adopted a company policy with respect to conflict minerals which is posted on our website at powellind.com, under the Supply Chain section, named "Conflict Minerals Statement" (Conflict-Minerals-Policy.pdf). In addition, the Supplier Code of Conduct emphasizes the requirement that suppliers exercise due diligence in sourcing.
Powell has established a management system for conflict minerals. Our management system is sponsored by the Chief Financial Officer as well as executive-level representatives and a team of subject matter experts from relevant functions, such as our Strategic Sourcing Manager, Corporate Controller, Vice President of Research and Product Development, Trade Compliance and Category Managers.
The team of subject matter experts is responsible for implementing our conflict minerals compliance strategy and senior management is briefed about the results of our due diligence efforts.
Control Systems
Controls include, but are not limited to, our code of conduct which outlines expected behaviors for all Powell employees and a conflict minerals policy which can be found on our website under the section entitled "Supply Chain." We rely on our direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us – including sources of 3TG that are supplied to them from lower tier suppliers. Contracts with our suppliers are frequently in force for three to five years or more and we cannot unilaterally impose new contract terms and flow-down requirements. As we enter into new contracts, or our contracts renew, we are adding a clause to require suppliers to provide information about the source of 3TG and smelters. It will take a number of years to ensure that all our supplier contracts contain appropriate flow-down clauses. In the meantime, as described below, we are working with selected suppliers to ensure they provide the 3TG sourcing information until the contracts can be amended.
Supplier Engagement
With respect to the OECD requirement to strengthen engagement with suppliers, we have, through Assent, provided education on the conflict minerals regulation. We have leveraged the existing communications within the Company, specifically the procurement department, to encourage supplier interactions with Assent as well as to help suppliers understand the requirement for completion of their CMRTs. Feedback from this engagement has allowed us to enhance the training and focus and adapt it to each user’s needs. It has also allowed for our supplier communications to be more focused and to clarify expectations.
Grievance Mechanisms
We have multiple longstanding grievance mechanisms whereby employees, contractors, suppliers and agents can report violations of Powell’s policies. There are established escalation protocols for reporting grievances internally, as well as the EthicsPoint hotline, which is independently managed. Our ethics and reporting Hotline can be found at powellind.ethicspoint.com. Any violations are reported to the Corporate Compliance Officer.
Violations or grievances at the industry level can be reported to the RMI directly as well. This can be done at http://www.responsiblemineralsinitiative.org/responsible-minerals-assurance-process/grievance-mechanism/

Records Maintenance
Powell has adopted a policy to retain relevant documentation for a period of five years. Through Assent, a document retention policy has been implemented to retain conflict minerals related documents, including supplier responses to CMRTs and the sources identified within each reporting period. Powell stores all of the information and findings from this process in a shared database that can be audited by internal or external parties.

B.	Identify and Assess Risks in Our Supply Chain
Supplier Risk Evaluation
Risks associated with Tier 1 suppliers’ due diligence processes were assessed by their declaration responses on a CMRT, which the Assent Compliance Manager identifies automatically based on established criteria. These risks are addressed by Assent staff and members of the Company’s internal Conflict Minerals Team, who engage with suppliers to gather pertinent data and ask for corrective actions if needed, performing an overall assessment of the supplier’s conformity status, which is referred to as “conflict minerals status.”
Risks at the supplier level may include non-responsive suppliers or incomplete CMRTs. In cases where a company-level CMRT is submitted, Powell is unable to determine if all of the specified smelters/refiners were used for 3TGs in the products supplied to the Company.
Assent’s supplier risk assessment (flagging suppliers’ risk as high, medium, low) identifies problematic suppliers in a company’s supply chain. The risk assessment is derived from the smelter validation process, which establishes risk at the smelter level via an analysis that takes into account multiple conflict minerals factors.
Smelter Risk Evaluation
Other supply chain risks were identified by assessing the due diligence practices and audit status of smelters/refiners identified in the supply chain by upstream suppliers that listed mineral processing facilities on their CMRT declarations. Assent’s Smelter validation program compared listed facilities into the list of smelters/refiners consolidated by the RMI to ensure that the facilities met the recognized definition of a 3TGs processing facility that was operational during the 2025 calendar year.
Assent determined if the smelter had been audited against a standard in conformance with the OECD Guidance, such as the Responsible Minerals Assurance Process (RMAP). Powell does not have a direct relationship with smelters/refiners, and does not perform direct audits of these entities within their pre-supply chain. Smelters that are conformant to RMAP audit standards are considered to have their sourcing validated as “conflict free or responsibly sourced.” In cases where the smelter/refiner’s due diligence practices have not been audited against the RMAP standard or they are considered non-conformant by RMAP, further due diligence steps are followed to notify suppliers reporting these facilities. Smelters/refiners are actively monitored to proactively identify other risks pertaining to conflict minerals.
Each facility that meets the definition of a smelter or refiner of a 3TG mineral is assessed according to red-flag indicators defined in the OECD Guidance. Assent uses numerous factors to determine the level of risk that each smelter poses to the supply chain by identifying red flags. These factors include:
▸Geographic proximity to Conflict-Affected and High-Risk Areas.
▸Known mineral source country of origin.
▸RMAP audit status.
▸Credible evidence of unethical or conflict sourcing.
▸Peer assessments conducted by credible third-party sources.
▸Sanctions risks

Risk mitigation activities are initiated whenever a supplier’s CMRT reports facilities of concern. Through Assent, suppliers with submissions that included any smelters of concern were immediately provided with feedback instructing suppliers to take their own independent risk mitigation actions. Examples include the submission of a product-specific CMRT to better identify the connection to products that they supply to Powell. Additional escalation may have been necessary to address any continued sourcing from these smelters of concern. Suppliers are given clear performance objectives within reasonable timeframes with the ultimate goal of progressive elimination of these smelters of concern from the supply chain.

In addition, suppliers are guided to the educational materials on mitigating the risks identified through the data collection process.

Suppliers are also evaluated on program strength, which assists in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the program is based on certain questions in the CMRT related to the suppliers’ conflict minerals practices and policies.

C.	Design and Implement a Strategy to Respond to Risks
Together with Assent, Powell developed processes to assess and respond to the risks identified in the supply chain. Powell has a risk management plan, through which the conflict minerals program is implemented, managed, and monitored. As the program progresses, escalations are sent to non-responsive suppliers to outline the importance of a response via CMRTs and to outline the required cooperation for compliance to the conflict minerals rules and the Company’s expectations.

Feedback on supplier submissions is given directly to suppliers and educational resources are provided to assist suppliers in corrective action methods or to improve their internal programs. In cases where suppliers have continuously been non-responsive or are not committed to corrective action plans, the Company will assess if replacing that supplier is feasible. The results of the program and risk assessment are shared with the Conflict Minerals Team and the Powell’s Leadership Team to ensure transparency within the Company.

Because of Powell’s size, the complexity of its products, and the depth, breadth, and constant evolution of its supply chain, it is difficult to identify parties upstream from its direct suppliers. Powell continues to work with suppliers to identify the upstream sources of the 3TGs through the CMRTs, follow up on invalid responses on the CMRTs, use of a risk-based assessment of identified smelters and assessment of the conflict minerals programs of its suppliers, as described below in this Report. Information and findings from this process are stored in the Assent Sustainability Manager, a database that can be tracked and audited.
We believe that the inquiries and investigations described above represent a reasonable effort to determine the mines or locations of origin of the 3TGs in our applicable products, including (1) seeking information about 3TG smelters and refiners in our supply chain by requesting that our suppliers complete the CMRT, (2) verifying those smelters and refiners with the expanding RMI lists, (3) conducting the due diligence review and (4) obtaining additional documentation and verification, as applicable. As mentioned above, our existing policy related to relevant documentation of our conflict mineral compliance process requires that documentation be retained for a period of at least five years.

D.	Implement Targeted Independent Third-Party Due Diligence
Powell does not have a direct relationship with conflict minerals smelters and refiners and, as a result, does not perform or direct audits of these entities within its supply chain. Powell captured smelter and refiner information as part of the CMRT, as some suppliers provided the names of facilities it used as smelters or refiners. Assent compared the facilities identified by the suppliers to the list of smelters maintained by the RMI.
Assent directly engages smelters/refiners that are not currently enrolled in an industry recognized audit/assessment program to encourage their participation and for those smelters/refiners already conformant to the corresponding program’s standards, Assent thanks them for their efforts on behalf of its compliance partners. Powell is a signatory of these communications in accordance with the requirements of downstream companies detailed in the OECD Guidance.

E.	Report Annually on Supply Chain Due Diligence
We have responded to various customer requests for information regarding our conflict minerals determination.
Powell reports annually on supply chain due diligence by filing a Form SD and a Conflict Minerals Report with the SEC. This report is available on the Investor section of the Company’s website at 0000080420-25-000064 | SD | Powell Industries, Inc. Information found on or accessed through this website is not considered part of this report and is not incorporated by reference herein. We also disclose our company policy with respect to conflict minerals on our website at powellind.com under the section entitled "Supply Chain" and named as "Conflict Minerals Policy Statement."
Supply Chain Outreach Results
Supply chain outreach is required to identify the upstream sources of origin of tin, tantalum, tungsten, and gold. Following the industry standard process, CMRTs are sent to and requested from Tier 1 suppliers, who are expected to follow this process until the smelter and refiner sources are identified. For the 2025 reporting year, Powell received CMRT forms from 72% of the suppliers surveyed. All submitted forms are accepted and classified as valid or invalid in order to retain all data. Suppliers were contacted if they submitted invalid forms and were encouraged to resubmit a valid form. As of May 15, 2026, there were 10 invalid or incomplete supplier submissions.

While due diligence is ongoing and the information received continues to improve in quantity and quality, the majority of the responses received provided data at a company or divisional level or did not specify the smelters or refiners used for materials specifically supplied to us. We have decided to disclose validated smelters provided to us by our supply chain. However, we cannot definitively determine whether any of the 3TGs reported by the suppliers were contained in materials supplied to us or to validate that any of these smelters or refiners are actually in our supply chain. As a result, we are unable to identify all smelters and refiners as well as all the countries of origin of the 3TGs that are contained in the applicable products

As of May 15, 2026, Powell validated 333 smelters or refiners identified within its supply chain. If a supplier indicated that the facility was certified as “conflict-free,” such status was confirmed by Assent if the facility was listed by the RMI as certified.

Supply Chain Outreach Results & Data Transparency

Supply chain outreach is required to identify the upstream sources of origin of tin, tantalum, tungsten, and gold. Following the industry standard process, CMRTs are sent to and requested from Tier 1 suppliers, who are expected to follow this process until the smelter and refiner sources are identified.

Appendix I includes all smelters/refiners that suppliers listed in completed CMRTs that met the recognized definition of a 3TGs processing facility and were operational during the 2025 calendar year. As is a common practice when requests are sent upstream in the supply chain, those who purchase materials from smelters may not be able to discern exactly which company’s product lines the materials may end up in. As a result, those providing the smelters/refiners have the practice to list all smelters/refiners they may purchase from within the reporting period. Therefore, the smelters/refiners (as sources) listed in Appendix I are likely to be more comprehensive than the list of smelters/refiners which actually processed the 3TGs contained in Powell’s products.

Suppliers that identified these specific smelters of concern on their CMRT were contacted in accordance with the OECD Guidance, as stipulated in the previous sections.
Country of Origin
Appendix II includes an aggregated list of countries of origin from which the reported facilities collectively source 3TGs, based on reasonable identification of country of origin data obtained via Assent’s supply chain database. It is understood that over-reporting might occur which could result in Appendix II having more countries than those strictly relevant to the Company’s products.
Steps to Improve Future Due Diligence and Supply Chain Risk Mitigation
Powell takes the following steps to improve the due diligence conducted to further mitigate any risk that the necessary conflict minerals in its products could benefit armed groups in the Covered Countries:
•Reinforce conflict minerals policy statement on website and specified requirements in standard terms and conditions for any new or renewed supplier contracts.

•New and existing suppliers must certify compliance with Powell’s Supplier Code of Conduct and Ethics, which includes due diligence for Responsible Sourcing and Fair Labor Standards (requirement implemented in June 2022).
•Continue engagement with suppliers and direct them to training resources to increase the response rate and improve the content of the supplier survey responses.
•Engage any suppliers found to be supplying Powell with conflict minerals to establish an alternative source of conflict minerals that does not support the conflict in the Covered Countries.
•Define and improve best practices and build leverage over its supply chain in accordance with the OECD Guidance.
•Smelter Risk Evaluation through Assent, comprehensive and ongoing analysis is conducted by their smelter library manager to assess sourcing risk. The information is then used to provide supplier feedback and conduct outreach with higher risk suppliers.
•Following the OECD Guidance process, increase the emphasis on clean and validated smelter and refiner information from the supply chain through feedback and detailed smelter analysis.

Based on its due diligence process as of the date of this Report, Powell has found no instances where it was necessary to terminate a supplier contract or to find a replacement supply of any conflict minerals.

Appendix I: Smelter List

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Tin	EM Vinto	Bolivia (Plurinational State Of)	CID000438
Tin	Fenix Metals	Poland	CID000468
Tin	China Tin Group Co., Ltd.	China	CID001070
Tin	Mineracao Taboca S.A.	Brazil	CID001173
Tin	Minsur	Peru	CID001182
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)	CID001337
Tin	PT Mitra Stania Prima	Indonesia	CID001453
Tin	PT Timah Tbk Kundur	Indonesia	CID001477
Tin	PT Timah Tbk Mentok	Indonesia	CID001482
Tin	Thaisarco	Thailand	CID001898
Tin	Aurubis Beerse	Belgium	CID002773
Tin	Aurubis Berango	Spain	CID002774
Tungsten	A.L.M.T. Corp.	Japan	CID000004
Gold	Advanced Chemical Company	United States Of America	CID000015
Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019
Gold	Agosi AG	Germany	CID000035
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	CID000041
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	CID000058
Gold	Argor-Heraeus S.A.	Switzerland	CID000077
Gold	Asahi Pretec Corp.	Japan	CID000082
Gold	Asaka Riken Co., Ltd.	Japan	CID000090
Tungsten	Kennametal Huntsville	United States Of America	CID000105
Gold	Aurubis AG	Germany	CID000113

Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	CID000128
Gold	Boliden Ronnskar	Sweden	CID000157
Gold	C. Hafner GmbH + Co. KG	Germany	CID000176
Gold	Caridad	Mexico	CID000180
Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185
Gold	Cendres + Metaux S.A.	Switzerland	CID000189
Gold	Yunnan Copper Industry Co., Ltd.	China	CID000197
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	CID000218
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	CID000228
Gold	Chimet S.p.A.	Italy	CID000233
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258
Gold	Chugai Mining	Japan	CID000264
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China	CID000291
Tin	Alpha Assembly Solutions Inc	United States Of America	CID000292
Tin	PT Aries Kencana Sejahtera	Indonesia	CID000309
Gold	Daye Non-Ferrous Metals Mining Ltd.	China	CID000343
Gold	DSC (Do Sung Corporation)	Korea, Republic Of	CID000359
Tin	Dongguan Best Alloys Co., Ltd.	China	CID000377
Gold	Dowa	Japan	CID000401
Tin	Dowa	Japan	CID000402
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	CID000425
Tin	Estanho de Rondonia S.A.	Brazil	CID000448
Tantalum	F&X Electro-Materials Ltd.	China	CID000460
Gold	JSC Novosibirsk Refinery	Russian Federation	CID000493
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	CID000555
Tungsten	Global Tungsten & Powders LLC	United States Of America	CID000568
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China	CID000616
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China	CID000671

Gold	LT Metal Ltd.	Korea, Republic Of	CID000689
Gold	Heimerle + Meule GmbH	Germany	CID000694
Gold	Heraeus Metals Hong Kong Ltd.	China	CID000707
Gold	Heraeus Germany GmbH Co. KG	Germany	CID000711
Gold	Hunan Chenzhou Mining Co., Ltd.	China	CID000767
Tungsten	Hunan Jintai New Material Co., Ltd.	China	CID000769
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China	CID000773
Gold	HwaSeong CJ CO., LTD.	Korea, Republic Of	CID000778
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	CID000801
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807
Gold	Istanbul Gold Refinery	Turkey	CID000814
Gold	Japan Mint	Japan	CID000823
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825
Gold	Jiangxi Copper Co., Ltd.	China	CID000855
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	China	CID000917
Gold	Asahi Refining USA Inc.	United States Of America	CID000920
Gold	Asahi Refining Canada Ltd.	Canada	CID000924
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation	CID000927
Gold	JSC Uralelectromed	Russian Federation	CID000929
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937
Tin	Gejiu Kai Meng Industry and Trade LLC	China	CID000942
Gold	Kazakhmys Smelting LLC	Kazakhstan	CID000956
Gold	Kazzinc	Kazakhstan	CID000957
Tungsten	Kennametal Fallon	United States Of America	CID000966
Gold	Kennecott Utah Copper LLC	United States Of America	CID000969

Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981
Gold	Kyrgyzaltyn JSC	Kyrgyzstan	CID001029
Gold	Lingbao Gold Co., Ltd.	China	CID001056
Tantalum	AMG Brasil	Brazil	CID001076
Gold	LS MnM Inc.	Korea, Republic Of	CID001078
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China	CID001093
Gold	Materion	United States Of America	CID001113
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119
Tin	Metallic Resources, Inc.	United States Of America	CID001142
Gold	Metalor Technologies (Suzhou) Ltd.	China	CID001147
Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152
Gold	Metalor Technologies S.A.	Switzerland	CID001153
Gold	Metalor USA Refining Corporation	United States Of America	CID001157
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	CID001161
Tantalum	Metallurgical Products India Pvt., Ltd.	India	CID001163
Tantalum	Mineracao Taboca S.A.	Brazil	CID001175
Gold	Mitsubishi Materials Corporation	Japan	CID001188
Tin	Mitsubishi Materials Corporation	Japan	CID001191
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193
Tantalum	NPM Silmet AS	Estonia	CID001200
Gold	Moscow Special Alloys Processing Plant	Russian Federation	CID001204
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	CID001220
Tin	Jiangxi New Nanshan Technology Ltd.	China	CID001231
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	CID001236
Gold	Nihon Material Co., Ltd.	Japan	CID001259
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277
Tin	Novosibirsk Tin Combine	Russian Federation	CID001305

Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	CID001325
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation	CID001326
Gold	MKS PAMP SA	Switzerland	CID001352
Gold	Penglai Penggang Gold Industry Co., Ltd.	China	CID001362
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation	CID001386
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	CID001397
Tin	PT Prima Timah Utama	Indonesia	CID001458
Gold	PX Precinox S.A.	Switzerland	CID001498
Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	CID001522
Gold	Royal Canadian Mint	Canada	CID001534
Tin	Rui Da Hung	Taiwan, Province Of China	CID001539
Gold	Sabin Metal Corp.	United States Of America	CID001546
Gold	Samduck Precious Metals	Korea, Republic Of	CID001555
Gold	Samwon Metals Corp.	Korea, Republic Of	CID001562
Gold	SEMPSA Joyeria Plateria S.A.	Spain	CID001585
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China	CID001619
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	CID001736
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation	CID001756
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China	CID001761
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	CID001769
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798

Gold	Super Dragon Technology Co., Ltd.	Taiwan, Province Of China	CID001810
Tantalum	Taki Chemical Co., Ltd.	Japan	CID001869
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875
Tantalum	Telex Metals	United States Of America	CID001891
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	CID001908
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China	CID001909
Gold	Shandong Gold Smelting Co., Ltd.	China	CID001916
Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China	CID001947
Gold	Torecom	Korea, Republic Of	CID001955
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	CID001980
Gold	United Precious Metal Refining, Inc.	United States Of America	CID001993
Gold	Valcambi S.A.	Switzerland	CID002003
Tin	VQB Mineral and Trading Group JSC	Viet Nam	CID002015
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	CID002030
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	CID002036
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082
Gold	Yamakin Co., Ltd.	Japan	CID002100
Gold	Yokohama Metal Co., Ltd.	Japan	CID002129
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	CID002180
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	CID002243
Gold	Morris and Watson	New Zealand	CID002282
Gold	SAFINA A.S.	Czechia	CID002290

Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China	CID002313
Gold	Umicore Precious Metals Thailand	Thailand	CID002314
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	CID002315
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	CID002319
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CID002321
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	CID002468
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494
Tin	Melt Metais e Ligas S.A.	Brazil	CID002500
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam	CID002502
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503
Tantalum	D Block Metals, LLC	United States Of America	CID002504
Tantalum	FIR Metals & Resource Ltd.	China	CID002505
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	CID002506
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	CID002508
Gold	MMTC-PAMP India Pvt., Ltd.	India	CID002509
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	CID002511
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	CID002512
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China	CID002513
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe	CID002515
Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China	CID002516
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517
Gold	Shandong Humon Smelting Co., Ltd.	China	CID002525
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China	CID002527
Tantalum	KEMET de Mexico	Mexico	CID002539
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541

Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002542
Tungsten	Masan High-Tech Materials	Viet Nam	CID002543
Tantalum	TANIOBIS Co., Ltd.	Thailand	CID002544
Tantalum	TANIOBIS GmbH	Germany	CID002545
Tantalum	Materion Newton Inc.	United States Of America	CID002548
Tantalum	TANIOBIS Japan Co., Ltd.	Japan	CID002549
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002550
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	CID002551
Tantalum	Global Advanced Metals Boyertown	United States Of America	CID002557
Tantalum	Global Advanced Metals Aizu	Japan	CID002558
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates	CID002560
Gold	Emirates Gold DMCC	United Arab Emirates	CID002561
Gold	International Precious Metal Refiners	United Arab Emirates	CID002562
Tin	CV Ayi Jaya	Indonesia	CID002570
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam	CID002572
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002573
Gold	T.C.A S.p.A	Italy	CID002580
Gold	REMONDIS PMR B.V.	Netherlands	CID002582
Gold	Fujairah Gold FZC	United Arab Emirates	CID002584
Gold	Shirpur Gold Refinery Ltd.	India	CID002588
Tungsten	Niagara Refining LLC	United States Of America	CID002589
Tin	PT Rajehan Ariq	Indonesia	CID002593
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of	CID002605
Gold	Marsam Metals	Brazil	CID002606
Gold	TOO Tau-Ken-Altyn	Kazakhstan	CID002615
Tungsten	China Molybdenum Tungsten Co., Ltd.	China	CID002641

Tungsten	Hydrometallurg, JSC	Russian Federation	CID002649
Tungsten	Uzbek Refractory and Heat-Resistant Metals	Uzbekistan	CID002660
Tin	PT Cipta Persada Mulia	Indonesia	CID002696
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam	CID002703
Tin	Resind Industria e Comercio Ltda.	Brazil	CID002706
Tantalum	Resind Industria e Comercio Ltda.	Brazil	CID002707
Gold	Abington Reldan Metals, LLC	United States Of America	CID002708
Tungsten	Unecha Refractory metals plant	Russian Federation	CID002724
Gold	Shenzhen CuiLu Gold Co., Ltd.	China	CID002750
Tin	Super Ligas	Brazil	CID002756
Gold	Albino Mountinho Lda.	Portugal	CID002760
Gold	SAAMP	France	CID002761
Gold	L'Orfebre S.A.	Andorra	CID002762
Gold	8853 S.p.A.	Italy	CID002763
Gold	Italpreziosi	Italy	CID002765
Gold	WIELAND Edelmetalle GmbH	Germany	CID002778
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria	CID002779
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842
Tungsten	Moliren Ltd.	Russian Federation	CID002845
Gold	AU Traders and Refiners	South Africa	CID002850
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	India	CID002852
Gold	Modeltech Sdn Bhd	Malaysia	CID002857
Tin	Modeltech Sdn Bhd	Malaysia	CID002858
Gold	Bangalore Refinery	India	CID002863
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation	CID002865
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany	CID002867
Gold	Pease & Curren	United States Of America	CID002872
Gold	JALAN & Company	India	CID002893

Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of	CID002918
Gold	Planta Recuperadora de Metales SpA	Chile	CID002919
Gold	ABC Refinery Pty Ltd.	Australia	CID002920
Gold	Safimet S.p.A	Italy	CID002973
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania	CID003153
Gold	African Gold Refinery	Uganda	CID003185
Gold	Gold Coast Refinery	Ghana	CID003186
Gold	NH Recytech Company	Korea, Republic Of	CID003189
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	CID003190
Gold	QG Refining, LLC	United States Of America	CID003324
Tin	Tin Technology & Refining	United States Of America	CID003325
Gold	Dijllah Gold Refinery FZC	United Arab Emirates	CID003348
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China	CID003356
Tin	Ma'anshan Weitai Tin Co., Ltd.	China	CID003379
Tin	PT Masbro Alam Stania	Indonesia	CID003380
Gold	CGR Metalloys Pvt Ltd.	India	CID003382
Gold	Sovereign Metals	India	CID003383
Tin	Luna Smelter, Ltd.	Rwanda	CID003387
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China	CID003397
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China	CID003407
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation	CID003408
Tin	Precious Minerals and Smelting Limited	India	CID003409
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China	CID003410

Tungsten	NPP Tyazhmetprom LLC	Russian Federation	CID003416
Tungsten	Hubei Green Tungsten Co., Ltd.	China	CID003417
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan	CID003424
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan	CID003425
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil	CID003427
Tin	PT Mitra Sukses Globalindo	Indonesia	CID003449
Gold	Augmont Enterprises Private Limited	India	CID003461
Gold	Kundan Care Products Ltd.	India	CID003463
Tungsten	Cronimet Brasil Ltda	Brazil	CID003468
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil	CID003486
Gold	Emerald Jewel Industry India Limited (Unit 1)	India	CID003487
Gold	Emerald Jewel Industry India Limited (Unit 2)	India	CID003488
Gold	Emerald Jewel Industry India Limited (Unit 3)	India	CID003489
Gold	Emerald Jewel Industry India Limited (Unit 4)	India	CID003490
Gold	K.A. Rasmussen	Norway	CID003497
Gold	Alexy Metals	United States Of America	CID003500
Tin	CRM Synergies	Spain	CID003524
Gold	MD Overseas	India	CID003548
Gold	Metallix Refining Inc.	United States Of America	CID003557
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa	CID003575
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil	CID003582
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China	CID003609
Tungsten	OOO “Technolom” 2	Russian Federation	CID003612
Tungsten	OOO “Technolom” 1	Russian Federation	CID003614
Gold	WEEEREFINING	France	CID003615
Gold	Gold by Gold Colombia	Colombia	CID003641
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	China	CID003662
Gold	Dongwu Gold Group	China	CID003663

Gold	Sam Precious Metals	United Arab Emirates	CID003666
Gold	NOBLE METAL SERVICES	United States Of America	CID003690
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia	CID003868
Tantalum	5D Production OU	Estonia	CID003926
Tungsten	Tungsten Vietnam Joint Stock Company	Viet Nam	CID003993
Gold	Coimpa Industrial LTDA	Brazil	CID004010
Tungsten	Nam Viet Cromit Joint Stock Company	Viet Nam	CID004034
Tantalum	PowerX Ltd.	Rwanda	CID004054
Tin	Mining Minerals Resources SARL	Congo, Democratic Republic Of The	CID004065
Tungsten	Lianyou Resources Co., Ltd.	Taiwan, Province Of China	CID004397
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	Japan	CID004403
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	China	CID004430
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	Malaysia	CID004434
Gold	SHENZHEN JINJUNWEI RESOURCE COMPREHENSIVE DEVELOPMENT CO., LTD.	China	CID004435
Tungsten	Philippine Carreytech Metal Corp.	Philippines	CID004438
Gold	TITAN COMPANY LIMITED, JEWELLERY DIVISION	India	CID004491
Gold	GG Refinery Ltd.	Tanzania, United Republic Of	CID004506
Tungsten	KENEE MINING VIETNAM COMPANY LIMITED	Viet Nam	CID004619
Tin	RIKAYAA GREENTECH PRIVATE LIMITED	India	CID004692
Gold	Attero Recycling Pvt Ltd	India	CID004697
Gold	SOLEIL METALS (Chala One Plant)	Peru	CID004704
Gold	SOLEIL METALS (YAKARI Plant)	Peru	CID004705
Gold	Impala Platinum - Platinum Metals Refinery (PMR)	South Africa	CID004714

Tin	Woodcross Smelting Company Limited	Uganda	CID004724
Tin	Global Advanced Metals Greenbushes Pty Ltd.	Australia	CID004754
Gold	Elite Industech Co., Ltd.	Taiwan, Province Of China	CID004755
Tin	Longnan Chuangyue Environmental Protection Technology Development Co., Ltd	China	CID004796
Tungsten	Philippine Bonway Manufacturing Industrial Corporation	Philippines	CID004797
Tantalum	Jiangxi Sanshi Nonferrous Metals Co., Ltd	China	CID004813
Gold	Gasabo Gold Refinery Ltd	Rwanda	CID005006
Tungsten	Jing Yuan Tungsten Technology Co., Ltd.	Taiwan, Province Of China	CID005012
Gold	Minera Titán del Perú SRL (MTP) - Belen Plant	Peru	CID005014
Tungsten	S.P.T. spol.s r.o.	Czechia	CID005068
Tin	P Kay Metal, Inc	United States Of America	CID005189
Tungsten	Tungamoy Metals Inc.	Korea, Republic Of	CID005248
Tin	PT Premium Tin Indonesia	Indonesia	CID000313
Tin	PT Bangka Prima Tin	Indonesia	CID002776
Tin	PT Artha Cipta Langgeng	Indonesia	CID001399
Tin	PT Mitra Graha Raya	Indonesia	CID004685
Tin	Conecsus LLC	United States Of America	CID003504

Appendix II: Countries of Origin

Includes: list of countries that declared smelters are known to source from.

Country of Origin		
Albania	Georgia	Nigeria
Andorra	Germany	Norway
Angola	Ghana	Oman
Argentina	Guatemala	Panama
Armenia	Guinea	Papua New Guinea
Australia	Guyana	Peru
Austria	Honduras	Philippines
Azerbaijan	Hong Kong	Poland
Belarus	Hungary	Portugal
Belgium	India	Russian Federation
Benin	Indonesia	Rwanda
Bermuda	Ireland	Saudi Arabia
Bolivia	Israel	Senegal
Botswana	Italy	Serbia
Brazil	Japan	Sierra Leone
Bulgaria	Jersey	Singapore
Burkina Faso	Kazakhstan	Slovakia
Burundi	Kenya	Solomon Islands
Cambodia	Korea	South Africa
Canada	Kyrgyzstan	South Sudan
Central African Republic	Liberia	Spain
Chile	Liechtenstein	Sudan
China	Lithuania	Suriname
Colombia	Luxembourg	Sweden
Congo	Madagascar	Switzerland
Cyprus	Malaysia	Taiwan
Democratic Republic of Congo	Mali	Tajikistan
Djibouti	Mauritania	Tanzania
Dominica	Mexico	Thailand
Dominican Republic	Mongolia	Turkey
Ecuador	Morocco	Uganda
Egypt	Mozambique	United Arab Emirates
El Salvador	Myanmar	United Kingdom
Eritrea	Namibia	United States
Estonia	Netherlands	Uruguay
Ethiopia	New Zealand	Uzbekistan
Fiji	Nicaragua	Viet Nam
Finland	Niger	Zambia
France		Zimbabwe

Appendix III: CMRT Declaration Rejection/Approval Criteria

Assent Sustainability Platform Logic Structure
The following tables map the Assent Sustainability Platform’s status outputs and CMRT logic structure when determining supplier conflict mineral statuses as displayed on the dashboard. Using this table, and referencing the CMRT questions listed above, users will be able to determine what answers were provided by their suppliers to earn their conflict minerals statuses.

Dashboard Supplier Response Status

Supplier Status	Description
Not Submitted	A CMRT has not been submitted by the supplier
Complete	A CMRT has been submitted, and is valid and complete
Incomplete	A supplier with parts associated to them has submitted a partially completed Product-Level or User-Defined CMRT
Invalid Submission	A CMRT has been submitted and deemed invalid based on contradicting responses in the template
Out of Scope	The supplier is out of scope for conflict minerals and does not need to be contacted